Kaman Corporation Bloomfield, CT 06002 (860) 243-7100	NEWS

KAMAN REPORTS 2009 SECOND QUARTER RESULTS
● AEROSPACE REVENUES INCREASE 21.5%
● EARNINGS PER DILUTED SHARE INCREASE 54% TO $0.37

BLOOMFIELD, Connecticut (August 6, 2009) – Kaman Corp. (NASDAQ GS:KAMN) today reported financial results for the second quarter and six-month period ended July 3, 2009.

Net sales for the second quarter of 2009 were $293.2 million, a decrease of 7.3% from $316.3 million in the second quarter of 2008.  For the second quarter of 2009, the company reported net earnings of $9.4 million, or $0.37 per diluted share, compared to net earnings from continuing operations of $6.1 million, or $0.24 per diluted share, in the second quarter of 2008. The company’s results for the second quarter of 2008 included a non-cash, charge of $7.8 million related to goodwill impairment at the company’s Wichita facility, which was not deductible for tax purposes.

Net sales for the 2009 six-month period were $587.3 million, a decrease of 2.5% as compared to $602.1 million in the first half of last year.  For the first half of 2009, net earnings decreased slightly to $14.8 million, or $0.58 per diluted share, compared to net earnings from continuing operations of $15.0 million, or $0.59 per diluted share in the year ago period.  First half 2008 results include the goodwill impairment charge of $7.8 million.

Neal J. Keating, Chairman, President and Chief Executive Officer, said,  “Our financial results for the second quarter reflect solid performance in Aerospace, and Industrial Distribution demonstrated the impacts of their cost reduction efforts in delivering a profitable quarter under extraordinarily difficult market conditions.  We saw top line growth at Aerospace across several programs including strong contributions from our Brookhouse acquisition, the JPF program and the BLACKHAWK cockpit program.  While we are experiencing weakness in our sales of aircraft bearings for the commercial, business and regional jet markets, this has been somewhat offset by increased sales of military aircraft bearings.  Despite this weakness, profit margins on bearing product lines have increased on a sequential basis, and Aerospace profits were higher on the higher sales volume.  While we continue to make progress in Wichita, the facility is not yet profitable and without additional revenues we now do not expect to reach break even status until mid 2010.  Within our Aerospace segment the most significant accomplishment during the quarter was the previously announced Joint Programmable Fuze (JPF) contract modification award, which will result in a significantly higher sales price to the U.S. Government beginning next year.

While sales at Industrial Distribution are off significantly in a difficult market, the management team has been able to maintain profitability by focusing effectively on margin improvement, expense control and asset management.  We were also very pleased with our improved cash flow for the period.  We generated $17.4 million in free cash flow* during the first half of the year compared to a use of $45.7 million last year.   In light of an uncertain commercial aerospace market we remain cautious of the next several quarters and are expecting a weaker third quarter due to lower commercial bearing bookings with some improvement in the fourth quarter. Overall, Kaman remains in solid financial position, given our diversified business model and exposure to stable military programs in Aerospace, to continue navigating the current environment.”

Segment reports follow:

Beginning with the second quarter the company’s segment reporting changed to reflect changes in its organizational structure and information used to allocate resources.  The aerospace business is now completely organized and managed under the leadership of a group president and staff.  Under the provisions of SFAS 131, the company determined it now has two reportable segments, Industrial Distribution and Aerospace.

“Kaman Reports 2009 Second Quarter, Six-Month Results”
August 6, 2009

Industrial Distribution segment sales decreased 23.3% in the 2009 second quarter to $156.0 million from $203.3 million a year ago.  Segment operating income for the second quarter of 2009 was $3.1 million, a 68.5% decrease from operating income of $9.7 million in the second quarter of 2008.  During the second quarter of 2009, the INRUMEC acquisition completed in 2008 contributed incremental sales of $2.3 million.  The operating profit margin for the second quarter of 2009 was 2.0% compared to 1.6% in the first quarter of 2009 and 4.8% in the second quarter of 2008.

The Industrial Distribution segment’s sales for the 2009 second quarter reflect the continued difficult economic environment and resultant weak market conditions for the company in addition to a very strong comparative period in 2008 which experienced a sales increase of 16.5%.  An unfavorable U.S. Dollar exchange rate also contributed to the lower sales level, shaving $1.9 million from the top line.  Operating earnings were impacted by the lower sales volume as well.  However, the company’s cost control efforts had a positive impact and contributed to a higher operating margin as compared to the first quarter of 2009.  The company is hopeful that the sales decline bottomed during the second quarter of 2009 with sales per day in Q1 of $2.7 million and sales per day in Q2 of $2.5 million.

For the 2009 six-month period, net sales in the Industrial Distribution segment totaled $332.9 million, compared with $385.5 million in the year ago period.  Segment operating income in the first half of 2009 totaled $5.8 million, compared to $18.8 million in the first half of 2008.  Organic growth for the first half of 2009 was a negative 19.2%, compared with a positive 6.7% in the same period last year.

Aerospace segment sales were $137.3 million, an increase of 21.5% over sales of $113.0 million in the second quarter of 2008. Operating income for the 2009 second quarter was $21.6 million, compared to operating income of $11.4 million in the 2008 second quarter.  The second quarter of 2008 included the $7.8 million goodwill impairment charge at the Wichita facility.

The increase in segment sales over last year’s second quarter is a result of several factors including:  the addition of $9.0 million of incremental sales from the Brookhouse acquisition; increased JPF sales, which were $8.5 million higher than the comparable period; higher BLACKHAWK cockpit deliveries (43 cockpits delivered in Q209 as compared to 32 in Q208);  higher sales on legacy missile fuze programs; higher sales of military aircraft bearings and KAflexTM couplings; and higher SH-2 revenues from the Egypt maintenance and upgrade program and New Zealand spares sales, partially offset by the loss of $2.6 million of sales to Australia.  Most of the JPF and legacy missile fuze sales increases related to deliveries missed in Q109 and completed in Q209.  Overall these increases were somewhat offset by a decrease in sales of aircraft bearings to the regional/business jet markets, a decrease of non-Sikorsky helicopter subcontract work, and a decrease of $1.0 million due to foreign currency translation of the company’s European sales into U.S. Dollars.

The operating margin in this year’s second quarter was 15.7% as compared to 17.0% in the comparable period in the prior year, excluding the goodwill impairment charge of $7.8 million.  The reduction in the operating margin was primarily attributable to the higher sales from Brookhouse at a lower margin and slightly lower margins on bearing product lines.

For the 2009 six-month period, the Aerospace segment reported net sales of $254.4 million, compared to $216.6 million for the first half of 2008.  The segment had operating income of  $36.9 million in the first half of 2009, compared to operating income of $26.1 million in the first half of 2008 (after the $7.8 million goodwill impairment charge).

“Kaman Reports 2009 Second Quarter, Six-Month Results”
August 6, 2009

Outlook

CFO William C. Denninger commented, “Results this year have been favorably impacted by focused cost control efforts across the organization.  At Aerospace this has resulted in maintained or in some cases enhanced margins, while at Distribution it has helped us remain profitable albeit at lower levels.  All of our operations have participated in this effort including Brookhouse, which is both profitable and accretive to earnings per share.

For the full year, we expect Aerospace revenue to be up 5% to 7% over the prior year with an operating margin in the mid-teens.  However, revenue in the third quarter is expected to be about 10% lower than the second quarter.  This sequential decline is primarily attributable to lower anticipated sales of our aircraft bearing and KAflexTM product lines, and normalized fuzing program sales versus the ‘catch-up’ sales in Q2.  Earlier this year, we stated that Distribution sales for 2009 were expected to be 10% to 15% lower than the prior year.  At this point, we expect that the drop in sales will be at the high end of that range and that operating margin will be 200 to 250 basis points below last year.

Our balance sheet remains strong as we have focused on asset utilization and liquidity.  Cash flow has been excellent and we expect to be able to attain our stated goal for the year of $35 million to $40 million in free cash flow*.”

Please see the MD&A section of the company’s SEC Form 10-Q filed concurrent with the issuance of this release for greater detail on the quarter’s results and various company programs.

A conference call has been scheduled for tomorrow, August 7, 2009 at 8:30 AM EDT.  Listeners may access the call live over the Internet through a link on the home page of the company’s website at http://www.kaman.com.  In its discussion, management may include certain non-GAAP measures related to company performance.  If so, a reconciliation of that information to GAAP will be provided in the exhibits to the conference call and will be available through the Internet link provided above.

Non-GAAP Measure Disclosure
Management believes that the non-GAAP (Generally Accepted Accounting Principles) measure indicated by an asterisk * used in this release provides investors with important perspectives into the company’s ongoing business performance.  The company does not intend for the information to be considered in isolation or as a substitute for the related GAAP measures.  Other companies may define the measures differently.  The following definitions are provided:

Free Cash Flow – Free cash flow is defined as GAAP “Net cash provided by (used in) operating activities” less “Expenditures for property, plant & equipment”.  Management believes free cash flow provides investors with an important perspective on the cash available for dividends to shareholders, debt repayment, and acquisitions after making capital investments required to support ongoing business operations and long-term value creation.  Free cash flow does not represent the residual cash flow available for discretionary expenditures as it excludes certain mandatory expenditures such as repayment of maturing debt.

Management uses free cash flow internally to assess both business performance and overall liquidity.  The following table illustrates the calculation of free cash flow using  “net cash provided by (used in) operating activities” and “expenditures for property, plant & equipment”, GAAP measures from the cash flow statement on Page 7 (in thousands):

	For the Six Months Ended
	July 3, 2009	June 27, 2008
Net cash provided by (used in) operating activities	$22,889		$(39,039)
Expenditures for property, plant & equipment	$(5,508)	$	(6,651)
Free Cash Flow	$17,381		$(45,690)

“Kaman Reports 2009 Second Quarter, Six-Month Results”
August 6, 2009

Kaman Corp., headquartered in Bloomfield, Conn. conducts business in the aerospace and industrial distribution markets.  The company produces and/or markets widely used proprietary aircraft bearings and components; complex metallic and composite aerostructures for commercial, military and general aviation fixed and rotary wing aircraft; safing and arming solutions for missile and bomb systems for the U.S. and allied militaries; subcontract helicopter work; and support for the company’s SH-2G Super Seasprite maritime helicopters and K-MAX medium-to-heavy lift helicopters. Kaman is also one of the nation’s leading industrial distribution companies for power transmission, motion control, material handling and electrical components from nearly two hundred locations throughout North America.

Forward-Looking Statements
This release may contain forward-looking information relating to the company's business and prospects, including the Aerospace and Industrial Distribution businesses, operating cash flow, and other matters that involve a number of uncertainties that may cause actual results to differ materially from expectations. Those uncertainties include, but are not limited to: 1) the successful conclusion of competitions for government programs and thereafter contract negotiations with government authorities, both foreign and domestic; 2) political conditions in countries where the company does or intends to do business; 3) standard government contract provisions permitting renegotiation of terms and termination for the convenience of the government; 4) domestic and foreign economic and competitive conditions in markets served by the company, particularly the defense, commercial aviation and industrial production markets; 5) risks associated with successful implementation and ramp up of significant new programs; 6) management's success in resolving operational issues at the Aerostructures Wichita facility;  7) successful negotiation of the Sikorsky Canadian MH-92  program; 8) successful resale of the SH-2G(I) aircraft, equipment and spare parts;   9) receipt and successful execution of production orders for the JPF U.S. government contract, including the exercise of all contract options and receipt of orders from allied militaries, as all have been assumed in connection with goodwill impairment evaluations; 10) satisfactory resolution of the company’s litigation relating to the FMU-143 program; 11) continued support of the existing K-MAX helicopter fleet, including sale of existing K-MAX spare parts inventory; 12) cost growth in connection with environmental remediation activities at the Bloomfield, Moosup and New Hartford, CT facilities and our U.K. facilities; 13) profitable integration of acquired businesses into the company's operations; 14) changes in supplier sales or vendor incentive policies; 15) the effects of price increases or decreases; 16) the effects of pension regulations, pension plan assumptions and future contributions; 17) future levels of indebtedness and capital expenditures; 18) continued availability of raw materials and other commodities in adequate supplies and the effect of increased costs for such items; 19) the effects of currency exchange rates and foreign competition on future operations; 20) changes in laws and regulations, taxes, interest rates, inflation rates and general business conditions; 21) future repurchases and/or issuances of common stock; and 22) other risks and uncertainties set forth in the company's annual, quarterly and current reports, and proxy statements. Any forward-looking information provided in this release should be considered with these factors in mind. The company assumes no obligation to update any forward-looking statements contained in this release.
###
Contact: Eric Remington, V.P., Investor Relations
(860) 243-6334 Eric.Remington@kaman.com

A summary of segment information follows:
Summary of Segment Information

	For the Three Months Ended		For the Six Months Ended
	July 3, 2009	June 27, 2008	July 3, 2009	June 27, 2008
Net sales:
Industrial Distribution	$155,954	$203,333	$332,860	$385,498
Aerospace	137,269	112,952	254,398	216,568
Net sales	$293,223	$316,285	$587,258	$602,066

Operating income:
Industrial Distribution	$3,065	$9,735	$5,844	$18,808
Aerospace	21,600	11,439	36,897	26,055
Net gain (loss) on sale of assets	(53)	(97)	40	(207)
Corporate expense (1)	(8,445)	(6,486)	(17,211)	(16,282)
Operating income	$16,167	$14,591	$25,570	$28,374

(1) “Corporate expense” increased for the quarter and six months ended July 3, 2009 compared to the same periods of 2008, primarily due to higher year over year pension expense on that portion of pension expense included in corporate expense.  The expense was $1.2 million higher in the quarter and $2.6 million higher for the six-month period.

“Kaman Reports 2009 Second Quarter, Six-Month Results”
August 6, 2009

KAMAN CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands except per share amounts)

	For the Three Months Ended		For the Six Months Ended
	July 3, 2009	June 27, 2008	July 3, 2009	June 27, 2008

Net sales	$293,223	$316,285	$587,258	$602,066
Cost of sales	214,752	230,013	431,092	439,203
Gross profit	78,471	86,272	156,166	162,863

Selling, general and administrative expenses	62,251	63,774	130,636	126,472
Goodwill impairment	-	7,810	-	7,810
Net (gain)/loss on sale of assets	53	97	(40)	207
Operating income from continuing operations	16,167	14,591	25,570	28,374
Interest expense, net	866	463	1,969	462
Other expense, net	1,081	321	1,284	462

Earnings from continuing operations
before income taxes	14,220	13,807	22,317	27,450
Income tax expense	4,826	7,717	7,547	12,492
Net earnings from continuing operations	9,394	6,090	14,770	14,958

Gain on disposal of discontinued operations	-	506	-	506
Income tax expense	-	183	-	183
Net earnings from disposal of discontinued operations	-	323	-	323

Net earnings	$9,394	$6,413	$14,770	$15,281

Net earnings per share:
Basic earnings per share
from continuing operations	$0.37	$0.24	$0.58	$0.59
Basic earnings per share
from disposal of discontinued operations	-	0.01	-	0.01
Basic earnings per share	$0.37	$0.25	$0.58	$0.60

Diluted earnings per share
from continuing operations	$0.37	$0.24	$0.58	$0.59
Diluted earnings per share
from disposal of discontinued operations	-	0.01	-	0.01
Diluted earnings per share	$0.37	$0.25	$0.58	$0.60

Average shares outstanding:
Basic	25,638	25,354	25,586	25,280
Diluted	25,721	25,497	25,659	25,444

Dividends declared per share	$0.14	$0.14	$0.28	$0.28

“Kaman Reports 2009 Second Quarter, Six-Month Results”
August 6, 2009
KAMAN CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)

	July 3, 2009	December 31, 2008
Assets
Current assets:
Cash and cash equivalents	$12,419	$8,161
Accounts receivable, net	137,228	173,847
Inventories	291,261	255,817
Deferred income taxes	21,993	23,851
Income taxes receivable	-	3,450
Other current assets	20,068	21,390
Total current assets	482,969	486,516
Property, plant and equipment, net	80,146	79,476
Goodwill	88,482	83,594
Other intangibles assets, net	30,089	28,211
Deferred income taxes	72,483	71,926
Other assets	16,383	12,890
Total assets	$770,552	$762,613

Liabilities and Shareholders’ Equity
Current liabilities:
Notes payable	$1,618	$1,241
Current portion of long-term debt	5,000	5,000
Accounts payable – trade	70,827	84,059
Accrued salaries and wages	18,153	21,104
Accrued pension costs	1,095	5,878
Accrued contract losses	3,397	9,714
Advances on contracts	1,397	10,612
Other accruals and payables	39,532	39,467
Income taxes payable	3,247	1,464
Total current liabilities	144,266	178,539
Long-term debt, excluding current portion	84,000	87,924
Deferred income taxes	8,738	7,926
Liability for pension benefits	161,882	168,148
Due to Commonwealth of Australia	31,188	-
Other long-term liabilities	45,999	45,805
Commitments and contingencies
Shareholders' equity:
Capital stock, $1 par value per share:
Preferred stock, 200,000 shares authorized; none outstanding	-	-
Common stock, 50,000,000 shares authorized, 25,706,324 and
25,514,525 shares issued, respectively	25,706	25,515
Additional paid-in capital	87,531	85,073
Retained earnings	291,383	283,789
Accumulated other comprehensive income (loss)	(109,608)	(119,658)
Less 48,182 and 43,907 shares of common stock, respectively,
held in treasury, at cost	(533)	(448)
Total shareholders’ equity	294,479	274,271
Total liabilities and shareholders’ equity	$770,552	$762,613

“Kaman Reports 2009 Second Quarter, Six-Month Results”
August 6, 2009
KAMAN CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands)
	For the Six Months Ended
	July 3, 2009	June 27, 2008
Cash flows from operating activities:
Net earnings from continuing operations	$14,770	$14,958
Adjustments to reconcile net earnings from continuing operations to net cash provided by (used in) operating activities of continuing operations:
Depreciation and amortization	7,692	5,435
Provision for doubtful accounts	172	(213)
Net (gain) loss on sale of assets	(40)	207
Loss on derivative instruments	862	-
Goodwill impairment	-	7,810
Share-based compensation expense	1,727	1,111
Excess tax benefits from share-based compensation arrangements	71	(205)
Deferred income taxes	1,357	3,517
Changes in assets and liabilities, excluding effects of acquisitions/divestures:
Accounts receivable, net	(2,780)	(36,991)
Inventories	18,989	(15,929)
Income tax receivable	3,450	(3,603)
Other current assets	1,603	3,618
Accounts payable - trade	(12,169)	4,547
Accrued contract losses	(251)	1,270
Advances on contracts	(684)	921
Accrued expenses and payables	(3,928)	(9,964)
Income taxes payable	1,571	(11,100)
Pension liabilities	(8,869)	(2,871)
Other long-term liabilities	(654)	(1,557)
Cash provided by (used in) operating activities of continuing operations	22,889	(39,039)
Cash provided by (used in) operating activities of discontinued operations	-	(183)
Cash provided by (used in) operating activities	22,889	(39,222)
Cash flows from investing activities:
Proceeds from sale of assets	31	65
Net proceeds form the sale of discontinued operations	-	447
Expenditures for property, plant & equipment	(5,508)	(6,651)
Acquisition of businesses including earn out adjustment, net of cash	(550)	(100,168)
Other, net	(1,237)	(2,782)
Cash provided by (used in) investing activities of continuing operations	(7,264)	(109,089)
Cash provided by (used in) investing activities of discontinued operations	-	-
Cash provided by (used in) investing activities	(7,264)	(109,089)
Cash flows from financing activities:
Net borrowings (repayments) under revolving credit agreements	(1,117)	84,458
Debt repayment	(2,500)	-
Net change in book overdraft	(1,989)	7,293
Proceeds from employee stock plan transactions	899	2,519
Dividends paid	(7,350)	(7,064)
Windfall tax benefit	(71)	205
Other	(36)	304
Cash provided by (used in) financing activities of continuing operations	(12,164)	87,715
Cash provided by (used in) financing activities of discontinued operations	-	-
Cash provided by (used in) financing activities	(12,164)	87,715
Net increase (decrease) in cash and cash equivalents	3,461	(60,596)
Effect of exchange rate changes on cash and cash equivalents	797	268
Cash and cash equivalents at beginning of period	8,161	73,898
Cash and cash equivalents at end of period	$12,419	$13,570